Exhibit 4.2

AMENDMENT NO. 1
to
RIGHTS AGREEMENT

        Amendment No. 1 (the “Amendment”) dated as of December 23, 2004 among Ethan Allen Interiors Inc. (the “Company”) Harris Trust and Savings Bank, (the “Harris”), and Computershare Investor Services, LLC (“Computershare”), to the Rights Agreement dated as of June 26, 1996 (the “Rights Agreement”) between the Company and Harris.

W I T N E S S E T H:

        WHEREAS, the Company and Harris are parties to the Rights Agreement where Harris was appointed Rights Agent (as defined in the Rights Agreement); and

        WHEREAS, the Company wishes to appoint Computershare as successor Rights Agent under the Rights Agreement; and

        WHEREAS, the parties desire to amend the Rights Agreement to extend the term of the Rights (as defined in the Rights Agreement) in accordance with the Rights Agreement and amend certain other provisions of the Rights Agreement;

        NOW, THEREFORE, for consideration set forth herein and in the Rights Agreement, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound, the Company, Harris and Computershare agree as follows:

    1.        Definitions. Except as set forth below, all capitalized terms used in this Amendment shall have their respective meanings set forth in the Rights Agreement.

    2.        Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended to replace the phrase “May 31, 2006 (“Final Expiration Date”)” with the phrase “May 31, 2011 (“Final Expiration Date”)".

    3.        Amendment to Section 3(d). The legend set forth in Section 3(d) of the Rights Agreement is hereby amended to read in its entirety as follows:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between Ethan Allen Interiors Inc. and Computershare Investor Services, LLC, as Rights Agent, dated as of June 26, 1996 (as amended from time to time in accordance therewith, the “Rights Agreement”), the terms of which are incorporated herein by reference and a copy of which is on file at the principal executive office of Ethan Allen Interiors Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Ethan Allen Interiors Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge within five days after receipt by it of a written request therefor. Rights issued to or beneficially owned by a Person who is or becomes an Acquiring Person or an Associate or Affiliate of such Acquiring Person (as such terms are defined in the Rights Agreement) or, under certain circumstances, transferees thereof, will become null and void as provided in Section 11(a)(ii) of the Rights Agreement and thereafter may not be transferred to any Person.

    4.        Amendment to Section 21. The sixth sentence of Section 21 (page 68) shall be amended to read in it entirety as follows: “Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation or limited liability company organized and doing business under the laws of the United States or any State thereof, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which at the time of its appointment as Rights Agent has, a combined capital and surplus of at least $35,000,000 or (b) an Affiliate controlled by a corporation or limited liability company described in clause (a) of this sentence.

    5.        Amendments to Exhibit B [Form of Right Certificate]. Exhibit B to the Rights Agreement [Form of Right Certificate] is hereby amended as follows:

(a) in the legend appearing above the heading “Right Certificate,” the date “May 31, 2006” is hereby replaced with the date “May 31, 2011” and

(b) in the first full paragraph appearing below the heading “Right Certificate,” the date “May 31, 2006” is hereby replaced with the date “May 31, 2011”.

    6.        Amendment to Exhibit C [Summary of Rights to Purchase Series C Participating Preferred Stock]. Exhibit C to the Rights Agreement [Summary of Rights to Purchase Series C Participating Preferred Stock] is hereby amended to replace the date “May 31, 2006” in the third full paragraph thereof with the date “May 31, 2011”.

    7.        Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is hereby amended to replace the reference to “Section 4(b)” in the penultimate sentence thereof with the reference to “Section 3(b)”.

    8.        Termination of Rights Agent. The Company hereby terminates Harris as Rights Agent under the Rights Agreement.

    9.        Appointment of Successor Rights Agent. The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement and Computershare hereby accepts such appointment.

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    10.        Substitution. “Computershare Investor Services, LLC” shall be substituted throughout the Rights Agreement, Exhibits and amendments for “Harris Trust and Savings Bank.”

    11.        Notices. Section 25 shall be amended to provide for notices to the Rights Agent as follows:

Computershare Investor Services, LLC 2 North LaSalle Street Chicago, Illinois 60602 Attention: Dennis Sneyers, Relationship Manager

    12.        Continuing Force and Effect.

    13.        Except as expressly provided herein, all of the terms and conditions of the Rights Agreement shall continue in full force and effect.

    14.        From and after the execution and delivery hereof, all references to the Rights Agreement contained in other agreements or instruments (however the Rights Agreement may be defined in such other agreements or instruments) shall hereafter refer to the Rights Agreement as amended pursuant to this Amendment.

    15.        Miscellaneous.

    16.        No waiver, amendment or modification hereof shall be valid unless effected in the manner required by the Rights Agreement.

    17.        This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.

    18.        This Amendment shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

    19.        This Amendment may be executed in any number of counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

    20.        The captions and paragraph headings used in this Amendment have been inserted for convenience of reference only, and shall not affect the construction or interpretation of any provision hereof.

(a) By executing below the parties hereby waive the thirty (30) day prior written notice provided for in Section 21.

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        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

ETHAN ALLEN INTERIORS INC. By:/s/ M. Farooq Kathwari Name: M. Farooq Kathwari Title: President

HARRIS TRUST AND SAVINGS BANK By:/s/ Martin J. McHale, Jr. Name: Martin J. McHale, Jr. Title: Vice President

COMPUTERSHARE INVESTOR SERVICES, LLC By:/s/ Cynthia Nisley Name: Cynthia Nisley Title: Director, Relationship Management

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